EXHIBIT 10.6



                         OUTSOURCING SERVICES AGREEMENT

                                 BY AND BETWEEN

                         1390 MAIN STREET SERVICES, INC
                                  (MAIN STREET)

                                       AND

                     BUTTNER HAMMOCK RANES AND COMPANY, P.A.
                                    (VENDOR)





                                  April 1, 1998





This Agreement shall not be valid unless signed and accepted by both parties on or before April 27, 1998.





                                              NOTICE OF CONFIDENTIALITY


This Agreement contains confidential information. Disclosure of any information included herein to others without the express written permission of 1390 Main Street Corporation is expressly prohibited.


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                                                  TABLE OF CONTENTS


1.  DEFINITIONS...............................................2

2.   TERM.....................................................4

2.1 Term......................................................4

3.   PROVISION OF SERVICES....................................5

3.1  Generally................................................5

3.2 Subcontractors............................................5

3.3  Provision of Personnel...................................5

3.4  Payment of Personnel.....................................6

3.5 Subcontractors for Non-Fixed Fee Work.....................6

4.  SERVICE LEVEL ADJUSTMENTS.................................6

4.1  Minor Changes............................................7

4.2  Major Changes............................................7

4.3  Change Order Forms.......................................7

5.   OBLIGATIONS OF PROJECT MANAGERS..........................8

5.1 Main Street's Project Manager.............................8

5.2  Vendor's Project Manager.................................8

5.3  Coordination.............................................8

6.   USE OF ASSETS............................................9

6.1 Ownership of Hardware, Software and Other Assets..........9

6.2   Licenses...............................................10

7.  COOPERATION..............................................10

8.  COMPENSATION AND EXPENSES................................10

8.1 Fees.....................................................10

8.2 Additional Charges.......................................11

8.3 Reimbursable Expenses....................................11

8.4 Time and Method of Payment...............................11

8.5 Taxes....................................................12

9.  CONFIDENTIALITY..........................................12

9.1 Obligations on Confidentiality...........................12

9.2 Non-Confidential Information.............................13

9.3 Copyright Notice.........................................13

10. TERMINATION..............................................13

10.1 Termination for Breach..................................13

10.2  Termination Option.....................................14

10.3 Termination for Insolvency..............................14

10.4 Return of Materials.....................................15

10.5 Rights Upon Termination.................................15

10.6 Survival of Terms.......................................16

10.7  Conversion to Another Service Provider.................16

10.8 Master File Data........................................16

10.9  Return of Software.....................................16

11.  WARRANTIES..............................................17

11.1 Warranties by Vendor....................................17

12.  INDEMNIFICATION / INSURANCE.............................17

12.1 Indemnification by Vendor...............................17

12.2 Insurance...............................................18

13.  DISPUTE RESOLUTION......................................19

14.  MISCELLANEOUS...........................................21

14.1 Force Majeure...........................................21

14.2 Assignment..............................................21

14.3 Governing Law...........................................21

14.4 Non-Hire................................................21

14.5 Currency; Language......................................22

14.6 Entire Agreement........................................22

14.7 Service Provider........................................22

14.8 Injunctive Relief.......................................22

14.9 No Strict Construction..................................22

14.10 Independent Contractor.................................23

14.11 Counterparts...........................................23

14.12 Notices................................................23

14.13 Headings...............................................24

14.14 Limitation on Actions..................................24

14.15 Severability...........................................25

14.16 No Third Party Beneficiaries...........................25

14.17 Attorneys' Fees........................................25

14.18 Authority of Signatures................................25

14.19 Non-Waiver.............................................25

15.  LIST OF SCHEDULES.......................................26

SCHEDULE A....................................................1

SCHEDULE B....................................................1

SCHEDULE C....................................................1

         THIS OUTSOURCING SERVICES AGREEMENT (the "Agreement") is made and entered into this 25th day of April, 1998 (the "Effective Date") by and between 1390 MAIN STREET SERVICES, INC. (hereinafter referred to as "Main street") and BUTTNER HAMMOCK RANES AND COMPANY, P.A. (hereinafter referred to as "Vendor").

                                   BACKGROUND


         Main Street is a company which has contractually agreed to provide all services required by RISCORP, Inc., an insurance company (hereinafter the "Insurance Company") to assist in the Insurance Company's dissolution. Vendor is in the business of providing professional accounting services.

          As of the Effective Date of this Agreement, Main Street desires to engage Vendor to provide those specific services which are described on Exhibit "A" to this Agreement and are hereinafter referred to as the "Services."

         Main Street and Vendor desire to enter into this Agreement so that Main Street can provide the services it has contracted to provide to the Insurance Company, which will entail the use of Vendor's Services as provided for in detail in this Agreement. The Services to be provided under this Agreement shall be for the benefit of Main Street and the Insurance Company. Vendor shall ensure that any of its employees or authorized subcontractors having access to any Confidential Information as hereinafter defined will comply with all of the confidentiality and non-disclosure obligations of Vendor provided in the Agreement.
Wherever the context requires, the term Main Street shall include the Insurance Company.

          Main Street will be directed by, and under the control for management purposes of The Phoenix Management Company, Ltd. In that regard, Vendor will be required to take direction from, and perform all services requested by The Phoenix Management Company, Ltd., as if The Phoenix Management Company, Ltd. was Main Street.

In entering into this Agreement, the parties each have several primary objectives. Of particular importance to Main Street is that it receive from Vendor the Services sufficient to meet the needs of Main Street to discharge its contractual obligations to the Insurance Company and that the services be rendered by Vendor in a timely, good and workmanlike manner.

         Of particular importance to Vendor is that it be permitted to perform the Services required of it for the fees provided for herein so that it may recover its costs in implementing the necessary resources to fulfill its obligations under this Agreement and that Vendor receive timely payment for the services it renders to Main Street.

         The provisions of this background section are intended to be a general introduction to this Agreement. To the extent that the terms and conditions of this Agreement do not address a particular circumstance or are otherwise unclear or ambiguous, such terms and conditions are to be interpreted and construed so as to give the fullest possible effect to the objectives set forth in this background section. To the extent the terms and conditions of this Agreement conflict with this background section, the terms and conditions of this Agreement shall control over this background section.

     In consideration of the premises and the mutual promises established in this Agreement, and the monies to be paid hereunder, the parties agree as follows:

 .  DEFINITIONS

As used herein, the terms set forth will have the following meanings:

          "Agreement" will mean this Agreement as it may be amended from time to time, by the parties in writing, including all Change Orders executed by Main Street.

         "Change Order" will mean any work request outside the Services described in Exhibit "A," which change order describes work which will be administered in accordance with the procedures specified in Exhibit "B."

          "Insurance Company" means RISCORP, Inc., and its subsidiaries and affiliates.

         "Main Street Confidential Information" will mean and refer to information that relates in any way to the information, procedures, customer lists, policy holder lists, and databases, and all information about Main Street's internal affairs, business plans, and business practices or any other information of a sensitive or confidential nature that is provided to Vendor by Main Street in order for Vendor to perform the Services, or that is learned or is discovered by Vendor in the performance of the Services.

         "Main Street's Equipment" means the computer hardware, including without limitation servers and workstations, printers, peripheral equipment, modems, communications hardware, network hubs, cabling and related items owned or leased by Main Street or provided to Main Street for its use and which are located at Main Street's Data Center, the Insurance Company's Data Center, or any of Main Street's Other Vendor Sites, and all future additions to such computer hardware, printers, peripheral equipment and related items that may be made in accordance with this Agreement and that are owned or leased by Main Street.

          "Main Street Data Center" shall mean the location of Main Street's servers and other equipment at Main Street's offices at
         ____________________________, Orlando, FL.

         "Main Street's Software" will mean the Software and Documentation licensed by Main Street from any source, which shall initially include that Software and Documentation that is described on Exhibit "C", together with any upgrades, enhancements or modifications thereto.

          "Normal Operating Hours" shall mean those hours between the hours of 8:00 a.m. through 5:00 p.m. in the Eastern Time Zone, Monday through Friday, and 8:00 a.m. through 1:00 p.m. Saturdays, excluding nationally recognized holidays.

         "Other Vendor" or "Other Vendors" will mean other parties with whom Main Street has entered into outsourcing agreements similar to this Agreement for the provision of outsourcing services.

         "Other Vendor Sites" will mean collectively the facilities where any portion of Main Street's Equipment is located and is being used by any vendor of services to Main Street.

         "Phoenix" shall mean and refer to The Phoenix Management Company, Ltd.

         "Project Manager" means the individual designated by Main Street and the individual designated by Vendor to manage the Services provided pursuant to this Agreement.

         "Service Level Adjustment" means a modification in the Services Vendor is to render or the tasks Vendor is to perform as agreed by the parties in accordance with Section 4 of this Agreement.

         "Subcontractor" means an individual or entity under contract with Vendor to assist Vendor in performing the Services under this Agreement.

         "Term" means the term of this Agreement as is provided in Section 2.1

         "Vendor Provided Software" means software which is obtained by Vendor from a third party and is provided by Vendor to Main Street for use at the Main Street Data Center in order for Vendor to perform its Services under this Agreement.

 .   TERM

The term of this Agreement shall commence on the Effective Date and shall continue for a period of three (3) years, unless otherwise extended or terminated pursuant to the terms of this Agreement.

 .   PROVISION OF SERVICES

Vendor hereby agrees to provide the Services described in Exhibit "A" to Main Street in a professional, workmanlike and competent manner. Vendor agrees to take direction from, and act in response to requests from, Phoenix in the same manner as if Phoenix were Main Street. Vendor hereby acknowledges that it has been instructed by Main Street to respond to Phoenix's instructions as set forth herein.

         .2 Subcontractors. Vendor shall have the right at its discretion to use Subcontractors to assist Vendor in performing the Services required under this Agreement; subject, however, to such Subcontractor(s) entering into appropriate agreements which, in the case of Subcontractors retained specifically to provide Services to Main Street, shall be enforceable by Main Street, requiring such Subcontractor(s) to adhere to the confidentiality and non-disclosure provisions of this Agreement.

         .3 Provision of Personnel. Vendor shall be solely responsible for providing those personnel or Subcontractors it believes are necessary to provide the Services. Vendor shall be solely responsible for ensuring that the personnel or Subcontractors it provides are fully capable of performing the Services or such part of the Services assigned to them to be performed. Vendor shall be solely responsible for the performance of the personnel or Subcontractors it assigns to perform Services. Vendor warrants that, in engaging its personnel and Subcontractors and assigning them to perform services for Main Street it will not discriminate on the basis of age, sex, race, religion, national origin, disability, or any other legally prohibited basis. Vendor will review its selection process and criteria with Main Street and make any changes reasonably requested by Main Street to make such process and criteria non-discriminatory. In the event of any claims or suits brought against Main Street, or against both Vendor and Main Street, on the basis that Vendor's hiring or selection or non-selection of personnel is discriminatory, Vendor shall defend Main Street from any such claims or suits, including attorney's fees, court costs, damages, and settlement payments.

Vendor shall be solely responsible for paying any and all personnel or Subcontractors it assigns to perform Services. Vendor shall ensure that no liens are filed against Main Street or any of its equipment for any work performed by Vendor or any of its personnel or Subcontractors.

         .5 Subcontractors for Non-Fixed Fee Work. If Vendor makes use of Subcontractors to provide services for which it would be entitled to bill Main Street in addition to receipt of the monthly fee amount to be paid under this Agreement, then Vendor may pass the cost of such subcontractors through to Main Street provided Main Street has previously approved the subcontractor so used, and further provided the work done by such subcontractor falls within the description of services on Schedule A for which Vendor would be entitled to bill Main Street if performed by Vendor. There shall be no mark-up for work performed by subcontractors and billed to Main Street under this paragraph 3.5


 .  SERVICE LEVEL ADJUSTMENTS
From time to time Main Street may request changes in the Services rendered by Vendor pursuant to this Agreement. Requested changes may be "Minor Changes" or "Major Changes" (as defined below). A Minor Change means any change that Vendor and Main Street reasonably agree can reasonably be effected without increasing
Vendor's time, effort, or expense of performing its Services under this Agreement. All other changes shall be Major Changes.

  Vendor will implement Minor Changes reasonably requested by Main Street. There shall be no additional charges or increased fees for Minor Changes. However, if a number of Minor Changes taken together result in increased cost or effort for Vendor, Vendor may treat those Minor Changes collectively as a Major Change. Provided, however, that Vendor in order to treat Minor Changes collectively as a Major Change must first give Main Street a written notice stating (i) that such Minor Changes are, in Vendor's opinion collectively a Major Change, (ii) describing with specificity those Minor Changes which if eliminated would render the remaining Minor Changes not a Major Change, and
                  (iii) stating the additional charges or fee increases Vendor will charge for such Major Change. Main Street shall be entitled to determine which of the Minor Changes it can eliminate, or in the alternative negotiate with Vendor regarding the fee increase in the same manner as provided for in Section 4.2 below.

         .2 Major Changes. Main Street and Vendor will attempt in good faith to agree on reasonable additional charges or fee increases, including without limitation, increases in personnel charges, ongoing fees resulting from the change, and expenses related to implementing the change, for each Major Change requested by Main Street. Vendor shall implement Major Changes requested by Main Street only after Vendor and Main Street have agreed in writing on such additional charges or fee increases.

  Requests for change may be oral, however, all oral requests must be confirmed as soon as reasonably possible with a Change Order form completed by the Main Street. Vendor and Main Street will agree upon a suitable Change Order format. Vendor agrees to suggest a format for review and discussion by Main Street. Facsimile transmission of appropriately authorized Change Order forms shall be acceptable.

 .  OBLIGATIONS OF PROJECT MANAGERS

Main Street shall designate one of its employees to be its Project Manager. The Main Street Project Manager shall have the day-to-day responsibility for interacting with Vendor's Project Manager, for supervising the performance by Main Street of its obligations under this Agreement, for authorizing payments, and generally directing the work to be performed by Main Street. Vendor may rely upon the representations and agreements of Main Street's Project Manager as lawfully binding on Main Street; provided, however, Main Street's Project Manager shall not have authority to enter into written agreements to modify or supersede this Agreement, except to the extent this Agreement is modified by Change Orders executed by Main Street's Project Manager. Main Street shall promptly notify Vendor in writing of any replacement of the Main Street's Project Manager.

  Vendor shall designate one of its employees to be its Project Manager. Vendor's Project Manager shall have day-to-day responsibility for interacting with Main Street's Project Manager regarding all matters relating to the services to be provided hereunder and for supervising the daily progress and completion of the work performed by Vendor under this Agreement. Vendor shall promptly notify Main Street in writing of any replacement of Vendor's Project Manager. Main Street shall have the reasonable right to approve Vendor's Project Manager, and in the event that Main Street is reasonably dissatisfied with Vendor's Project Manager, Main Street shall be entitled to request that Vendor replace Vendor's Project Manager with another person reasonably satisfactory to Main Street.

 The Project Managers or their designated representatives shall meet as needed, but no less often than monthly, to review progress and to resolve problems related to the completion of Services to be performed by Vendor. In the event that a dispute arises as to the performance of obligations by either party, the Project Managers shall immediately meet and in good faith attempt to resolve such dispute. It shall be a primary responsibility of the Project Managers to resolve such disputes without invoking the dispute resolution provisions of this Agreement.

 .   USE OF ASSETS

Main Street may require in its reasonable discretion that certain of Main Street's Equipment, Software and other assets (collectively, "Assets") be installed at the Vendor's Site(s). The following terms apply to the ownership of the Assets:

                  .1 Main Street at its reasonable discretion may require the Vendor to be the direct owner, lessee or licensee, as the case may be, of any of the Assets installed at Vendor's Site(s). Main Street at its sole discretion may require that it be the direct owner, lessee or licensee, as the case may be, of any of the Assets located at Vendor's Site. Main Street at its reasonable discretion may require the Vendor to be the direct owner, lessee or licensee, as the case may be, of any of the Assets installed at Vendor's Site(s). Main Street at its sole discretion may require that it be the direct owner, lessee or licensee, as the case may be, of any of the Assets located at Vendor's Site.

                  .2 Each of the parties shall be responsible for the physical security of any Assets located on its own premises. Each of the parties shall maintain insurance policies insuring its own Assets, whether located on its own premises or the other party's premises. Each of the parties shall be responsible for the physical security of any Assets located on its own premises. Each of the parties shall maintain insurance policies insuring its own Assets, whether located on its own premises or the other party's premises.

                  .3 Upon termination of this Agreement, Main Street may request and Vendor shall cooperate in the transfer back to Main Street of any Third Party Software license agreements which (a) were transferred by Main Street to Vendor, or (b) for which Main Street paid the license fees. Main Street shall pay any transfer fees associated with such transfers of Third Party Software license agreements required hereunder.

                  .4 Vendor and Main Street shall cooperate in achieving a reasonable alternative in the event that the attempted transfer of an Asset as required hereunder violates the terms of an applicable agreement with an outside party and thus cannot be transferred. The inability to transfer the Asset in such case shall not constitute a breach of this Agreement and shall not be grounds for termination.

  If, in order for Vendor to provide its Services pursuant to this Agreement, Vendor provides Main Street with any Vendor Provided Software for installation at the Main Street Data Center, Main Street shall have a license to use such Vendor Provided Software at the Main Street Data Center subject to the terms and conditions of the license with the vendor of the Vendor Provided Software. Vendor shall be responsible for obtaining and paying for any license required to enable Main Street to use the Vendor Provided Software at the Main Street Data Center.

 .  COOPERATION

In order that Vendor may perform its obligations in a timely and acceptable manner, Main Street and Vendor shall cooperate fully at all times during the Term of this Agreement, and Main Street shall provide, as reasonably requested by Vendor, management decisions, information, and access to Main Street's data, and personnel.

 .  COMPENSATION AND EXPENSES

               .1 Fees. As consideration for the Services provided by Vendor pursuant to this Agreement, Main Street shall pay Vendor the fees which are set out in Exhibit "D."

  For any services that Vendor shall render to Main Street that are not specifically described in this Agreement as part of the Services, Main Street shall pay Vendor such additional fees as the parties shall mutually agree upon in advance. In the event that no mutual agreement has been reached as to such additional fees, Vendor shall not be entitled to bill for, or be paid for, such additional services.

         .3 Reimbursable Expenses. In addition to the fees described above, Main Street will reimburse Vendor for any reasonable expenses Vendor incurs (other than Vendor's normal salary and overhead costs, or subcontractor fees) to provide Services at the request of Main Street. Common reimbursable expenses include transportation costs, meals, and lodging for persons who travel to provide services, and charges paid to service providers such as delivery charges and voice long distance telephone charges. There shall be no mark up or overhead charges added to any expenses incurred by Vendor and billed to Main Street pursuant to this Paragraph.

  Vendor will periodically invoice Main Street for the fees provided in Exhibit "D" and the reimbursable expenses provided in Section
                  8.3. Payment will be due upon receipt of the invoice. If any invoice is not paid within thirty (30) days of receipt by Main Street, Main Street will pay Vendor interest on the amount due, beginning five (5) days after the invoice is mailed by Vendor, at a rate of 1.5% per month, or the highest rate permitted by applicable law if that is less. However, the charging of interest is not a consent to late payment.

                  Main Street shall pay Vendor any amounts not in dispute when due. Any amounts in dispute will be paid by Main Street into an interest-bearing escrow account at a mutually acceptable financial institution within thirty (30) days after the date of the invoice, and Main Street shall contemporaneously deliver to Vendor a written notice of such payment into escrow and the specific basis for the dispute. The parties will thereafter meet as often as reasonably requested by either party in a good faith effort to resolve any such dispute.

               .5 Taxes. Except for income taxes levied on Vendor, Main Street shall pay or reimburse Vendor as an added item for all taxes on goods or services delivered hereunder.

 .  CONFIDENTIALITY

         .1 Obligations on Confidentiality. Vendor understands that Main Street represents, and Vendor agrees not to dispute, that Main Street's Confidential Information is proprietary to and contains confidential trade secrets and business information of Main Street, and were and will be developed at great expense. Vendor agrees to treat as confidential and keep secret Main Street's Confidential Information during the Term of this Agreement and thereafter. Vendor shall take precautions not less than those employed to protect Vendor's own most sensitive proprietary information to maintain the confidentiality of Main Street's Confidential Information. Without limiting the foregoing, Vendor agrees that it:

                  .1       will disclose the Confidential Information only:

               .1 i. to its own  employees  who have a legitimate  need to know, who have been instructed to keep the Confidential Information confidential; to its own employees who have a legitimate need to know, who have been instructed to keep the Confidential Information confidential;.

               .2 .3 ii. to Main Street's auditors and governmental authorities responsible for examining Main Street's affairs who have been
          instructed   to   keep   Main   Street's   Confidential    Information
          confidential;

               .2 shall take all necessary steps to ensure that the provisions of this Agreement are not violated by any person under its control or in its service.

         .2       Non-Confidential Information

               .1 is or becomes publicly available in a written publication in the public domain through no act or omission of the Vendor;

               .2 was in Vendor's lawful possession prior to the disclosure as evidenced by Vendor's tangible records and had not been obtained by
                          Vendor either directly or indirectly from Main Street;

               .3 is lawfully disclosed to Vendor by a third party without restriction on disclosure; or

               .4 is furnished by Main Street to a third party without restrictions on disclosure.

               .3 Copyright Notice. The existence of a copyright notice will not cause, or be construed as causing, any part of Main Street's Confidential
               Information to be a published copyrighted work or to be in the public domain.

 . TERMINATION

  Either Vendor or Main Street may terminate this Agreement if the other party breaches a material obligation under this Agreement and fails to cure that breach within one hundred and eighty (180) days after receipt of a written notice describing the breach in reasonable detail. Notwithstanding the above, Vendor may terminate this Agreement if Main Street defaults in any payment obligation under this Agreement and fails to cure that breach within thirty (30) days after receipt of a written notice of the payment default. Payment of a disputed amount into escrow as provided in Section 8.4 will not constitute a default. If Vendor terminates this Agreement due to the default of Main Street, Vendor may exercise any and all rights, powers and remedies afforded in this Agreement and may declare the outstanding, unpaid balance of any and all fees, payments and other obligations required to be paid by Main Street to Vendor pursuant to the terms of this Agreement, together with all interest accrued thereon, to be immediately due and payable. If this Agreement is terminated for any reason, Vendor will offer services to assist Main Street in the transition of services to Vendor's successor at 80% of Vendor's standard time and materials rates as soon as practicable after notice of termination.

  Main Street shall have the right to terminate this Agreement at any time by giving Vendor six (6) months advanced written notice and by paying to Vendor a termination fee which equals three
                  (3) months fees under this Agreement. As a non-refundable termination fee deposit, Main Street shall pay to Vendor the sum of $500,000, payable in three equal monthly payments of $166,667 per month, on October 15, 1998, November 15, 1998, and December 15, 1998. If this Agreement is not terminated prior to the last six (6) months of the term of this Agreement, then the $500,000 shall be applied to the fees due to Vendor hereunder.

         .3       Termination  for   Insolvency.   If  either  party  files  for
                  bankruptcy, becomes or is declared insolvent, or is the subject of any proceedings related to its liquidation, insolvency or for the appointment of a receiver or similar officer for it, makes an assignment for the benefit of all of its creditors, or enters into an agreement for the composition, extension, or readjustment of substantially all of its obligations (in any event hereinafter referred to as the "Dissolving Party"), then the other party may, by giving written notice to the Dissolving Party, terminate this Agreement as of a date specified in such notice of termination, but not sooner than thirty (30) days after the date of the notice of termination.

  Upon termination of this Agreement, Vendor will return all of the data and files of Main Street to Main Street. Main Street agrees to allow Vendor reasonable access to all such returned records in the event such access is requested by Vendor for any reasonable and legitimate purpose, including as a result of any litigation or any similar proceeding.

         .5 Rights Upon Termination. If this Agreement is terminated by reason of a material breach by Main Street, upon termination of the Agreement, Main Street shall immediately pay Vendor for all Services performed by Vendor under this Agreement through the termination date. In addition, Main Street shall immediately pay Vendor for all reasonable termination costs, including but not limited to any losses incurred in connection with the early termination of any lease or other agreement relating to provision of Services used by Vendor to perform the Services pursuant to this Agreement; and any other reasonable, documented costs and expenses related to termination; additionally, at Vendor's option, Vendor may assign to Main Street, and Main Street shall accept assignment of, all leases, licensees, or other agreements relating to the provision of Services used by Vendor to provide such Services to Main Street.

  Any provision of this Agreement that expressly or by implication is intended to continue in force shall survive termination of this Agreement, including, without limitation, confidentiality terms, indemnification obligations, tax payments, and accrued payment obligations.

         .7 Conversion to Another Service Provider. If Main Street converts to another service provider, Vendor agrees to provide reasonable assistance and documents for said conversion and Vendor shall be entitled to receive compensation for consultation provided to assist in the conversion on a time and materials basis at eighty percent (80%) of the standard prevailing rate charged by Vendor for such services to its other customers in good standing.

  At termination, Vendor will furnish to Main Street or its agent, upon Main Street's written request, Main Street's master file data and history transactions ("Data"), if any, maintained by Vendor as of the date of termination, and Main Street shall store and maintain a copy of the Data. The Data will be provided in a standard format provided by Vendor for conversions.

         .9 Return of Software. Upon termination of this Agreement for any reason, if Main Street so elects, then Main Street shall be entitled to demand from Vendor and immediately receive, a reassignment of all software licenses and all hardware and maintenance agreements or other agreements that have been previously transferred or delivered by Main Street to Vendor pursuant to this Agreement, to the extent such licenses and agreements are still in force and assignable. Main Street shall pay all transfer fees charged by third parties for such reassignment. There shall be no other payment required of Main Street to Vendor for such reconveyance or conveyance

 .  WARRANTIES

Warranties by Vendor.  Vendor makes the following warranties to Main Street.

                  .1 Vendor warrants that it will perform the Services required of it under this Agreement for Main Street in a good and workmanlike manner in accordance with industry standards. Main Street may not claim a breach of this warranty for any particular services more than two (2) years after any defect in the Services is detectable by Main Street.

                  .2 The Services performed by Vendor will not violate any proprietary rights of any third party, including, but without limitation, confidential relationships, tradesecrets, patent, trademark and copyright rights. In the event Vendor used software in the performance of Services hereunder, such programs or licenses have been lawfully acquired by Vendor and Vendor has the absolute right to permit Main Street to use such programs as contemplated hereunder, as well as the absolute right to grant all licenses and sublicenses contemplated by this Agreement, if any.

                  .3 There may be other warranties in Change Orders. However, no statement in this Agreement (including Change Orders) or any other Vendor document is intended to be a warranty unless it expressly states that it is a warranty.

 .  INDEMNIFICATION / INSURANCE

  Vendor agrees to and shall defend, indemnify, and hold Main Street harmless from and against any loss and damage (including court costs and reasonably attorney's fees) incurred by Main Street which arises from any inconsistency with, failure of or breach of warranty, representation, agreement or covenant hereunder.

  During the Term of this Agreement, Vendor shall have and maintain in force the following insurance coverages from a company or companies qualified to do business in the State of Florida and carrying at least an A-XI rating by Best (or equivalent rating by Moody or Standard & Poors):

                  .1 Worker's Compensation and Employer's Liability Insurance, including occupational illness or disease coverage, or other similar social insurance in accordance with the laws of the country, state, or territory exercising jurisdiction over the employee and Employer's Liability Insurance with a minimum limit of $1,000,000 per occurrence.

               .2 Professional Liability Insurance shall be maintained with limits of not less than $1,000,000.

                  .3 Comprehensive General Liability Insurance, including Contractual Liability and Broad Form Property Damage Liability coverage for damages to any property with a minimum combined single limit of $1,000,000 per occurrence.

                  .4 Employee Dishonesty and Computer Fraud coverage for loss arising out of or in connection with any fraudulent or dishonest acts committed by the Vendor's personnel or Subcontractors, acting alone or in collusion with others, in a minimum amount of $500,000.

               .5 Umbrella Liability Insurance following the form and amount of the primary insurance with limits of not less than $2,000,000.

                  .6 The Comprehensive General Liability Insurance and the Umbrella Liability Insurance policies required in subparagraphs 12.2.1 and 12.2.5. shall also be endorsed to (a) name Main Street as an additional insured; (b) waive any and all rights of subrogation against Main Street; (c) provide for cross-liability and severability of interest as between Main Street and Vendor; and (d) provide that such insurance is primary over any insurance carried by Main Street.

 .  DISPUTE RESOLUTION

         .1 If any dispute arises related to this Agreement or any transaction governed by this Agreement, senior executives of both Vendor and Main Street, vested with authority to settle the dispute, will meet and attempt in good faith to resolve the dispute before resorting to court or arbitration. The meeting will be held reasonably promptly at the request of either Vendor or Main Street in the offices of the party requesting the meeting.

                  .1 If the parties are unable to resolve the dispute after a good faith attempt to do so, the dispute will be settled by arbitration conducted in Orlando, FL, by a panel of three arbitrators in accordance with the then-current commercial arbitration rules of the American Arbitration Association (the "Rules") as modified or supplemented by this Section 13. The Rules are modified or supplemented as follows:

                  .2 The dispute shall be settled by a panel of three arbitrators. One arbitrator shall be chosen by Vendor, one arbitrator shall be chosen by Main Street, and one neutral arbitrator shall be chosen by the two selected arbitrators from a panel of arbitrators knowledgeable in business information and data processing systems.

                  .3 It is important to the parties that there be prompt, expeditious handling and disposal of the controversy. Accordingly, the arbitrators are instructed and directed to schedule promptly all discovery and other steps to be taken in resolution of the controversy and otherwise to assume case management initiative and control to effect an efficient and expeditious resolution of the controversy within six (6) months of the initiation of arbitration proceedings. To achieve this result, the arbitrators may modify or supplement the Rules as they may deem fair, provided that they shall promptly notify the parties of such modifications and supplements.


                  .4 The arbitration will be conducted in such a manner that the subject matter of the controversy (but not its existence) and any trade secrets of the parties will remain confidential, not disclosed to competitors of the parties or to any trade press or other media.

               .5 The arbitrators shall determine the matter(s) in dispute in accordance with this Agreement and applicable law.

                  .6 The award of the arbitrators shall be the sole and exclusive remedy between the parties regarding the claims, counterclaims, issues or accountings presented or pled to the arbitrators, provided that the arbitrators shall have no authority to award punitive damages or any other form of non-compensatory damages.

               .7 Discovery shall be permitted in accordance with the Federal Rules of Civil Procedures.

               .2 Judgment upon the arbitrators' award may be entered and enforced in any court of competent jurisdiction.

 .  MISCELLANEOUS

         .1 Force Majeure. If either Vendor or Main Street is unable to perform its obligations under this Agreement due to circumstances beyond its reasonable control (other than obligations for the payment of money or obligations of confidentiality), such obligations shall be suspended so long as those circumstances persist, provided that the delaying party notifies the other promptly of the delay and its causes, and immediately commences performance as soon as the event occasioning the delay has ended. Except where a delay is caused by the act or omission of the other party (in such event the rights, remedies and liabilities of the parties shall be those conferred and imposed by the other terms of this Agreement), any costs arising from such delay shall be borne by the party incurring the same costs.

         .2 Assignment. Except for Vendor's use of Subcontractors to perform the obligations of Vendor under this Agreement, Vendor may not otherwise assign or sublicense or otherwise transfer voluntarily, or by operation of law, any rights or obligations under this Agreement without Main Street's prior written consent. This Agreement is personal to Vendor, and Main Street is entering into this Agreement because of its confidence in Vendor's ability to perform as stated herein.

               .3 Governing Law. THE LAWS OF THE STATE OF FLORIDA GOVERN THIS AGREEMENT. VENDOR UNCONDITIONALLY SUBMITS TO NONEXCLUSIVE VENUE AND JURISDICTION FOR ALL DISPUTES ARISING FROM THIS AGREEMENT IN THE APPROPRIATE FEDERAL OR STATE COURT LOCATED IN ORANDO, FLORIDA.

  During the Term of this Agreement and for one year after its termination, neither Vendor nor Main Street may hire an employee, or enter into a contract with an employee or former employee of the other party without first obtaining the other party's written consent, except for former employees who have not been an employee for over six (6) months.

               .5 Currency; Language. All monetary amounts are in U.S. dollars and it is the responsibility of Main Street to timely obtain U.S. dollar funds, freely payable to Vendor, to meet the obligations Main Street has assumed hereunder. All communications between the parties, and all documentation and other materials, will be in English.

  This Agreement, including any Change Orders, and written amendments expressly made a part of this Agreement, states the entire understanding between Vendor and Main Street concerning the subject matter of this Agreement, and supersedes all prior oral and written communications. No amendment to this
                  Agreement shall be effective unless it is in writing and signed by Vendor and Main Street.

  Nothing contained herein shall be construed to restrict Vendor from offering or providing services similar to the Services to any other party.

  The infringement by Vendor of Main Street's Intellectual Property or any intangible legal rights or interests evidenced by or embodied in Main Street's Intellectual Property Rights would cause irreparable harm and significant injury, which may be difficult to measure with certainty or to compensate through money damages. Vendor acknowledges, therefore, that Main Street shall be entitled, without waiving any additional rights or remedies available to the aggrieved party at law, in equity or by statute, to such injunctive and equitable relief as may be deemed proper by a court of competent jurisdiction without the necessity of proving irreparable injury.

 This Agreement has been mutually negotiated by the parties. The parties therefore agree that no rule of strict construction against the party who drafted this Agreement shall apply.

  All employees of Vendor performing services hereunder for Main Street shall be under the exclusive direction and control of Vendor and shall not be considered employees of Main Street. Vendor shall be an independent contractor as to Main Street and shall have authority to control and direct the performance of all Services which Vendor performs hereunder.

               .11 Counterparts. The signatures of the parties need not appear on the same copy of this Agreement, so long as each party signs at least one copy of this Agreement and the copies contain the same terms.

         .12 Notices. Any notice, request, instruction or other communication at any time hereunder required or permitted to be given or furnished by either party hereto to the other shall be deemed sufficiently given or furnished if in writing and actually delivered to the party to be notified at the address stated in this Agreement. It shall be conclusive proof of delivery if a party has mailed by Unites States Mail, postage prepaid, return receipt requested, a notice to the other party and has received proof of delivery from the United States Postal Service. Either party may change its address for notice by written notice to the other party.

                  AS TO Main Street:             1390 Main Street Services, Inc.
                                                   One Sarasota Tower, Suite 608
                                                   2 North Tamiami Trail
                                                   Sarasota, FL  34236

                  WITH A COPY TO:         CLEATOUS J. SIMMONS, ESQUIRE
                                            215 N. Eola Drive
                                            Orlando, FL  32801
                                            (407) 843-4600
                                            (407) 843-4444 (fax)

                  AS TO VENDOR:           BUTTNER HAMMOCK RANES AND
                                           COMPANY, P.A.
                                           7800 Belfort Parkway, Suite 165
                  Jacksonville, FL  32256
                                           (904) 281-0080
                                           (904) 281-0518 (fax)

                  WITH A COPY TO:         GEORGE C. OWEN, SR., ESQUIRE
                                           9800 4th Street N., Suite 403
                                           St. Petersburg, FL  33702
                                           (813) 579-9978
                                           (813) 579-4902 (fax)

               .13 Headings. The headings used herein are inserted only as a matter of convenience and for reference and shall not affect the construction or interpretation of this Agreement.

         .14 Limitation on Actions. Any claim or cause of action arising under or related to this Agreement, whether asserted by arbitration or in a court of law as may be permitted under this Agreement, must be initiated or filed by the party asserting same within one year from the date upon which such claim or cause of action accrued.

               .15 Severability. If any provision of this Agreement is held to be unenforceable, all other provisions will nevertheless continue in full force and effect.

  Notwithstanding anything  herein to the contrary,  the parties agree that this
                  Agreement is for the benefit of Main Street and Vendor only and is not intended to confer any legal rights or benefits on any third party, including, but not limited to, any affiliate of either party, and that there are no third party beneficiaries to this Agreement or any part or specific provision of this Agreement. Without limiting the foregoing, it is specifically agreed between the parties to this Agreement that no employee of Vendor or Main Street shall be a third party beneficiary of this Agreement.

  In the event it is necessary for either party to enforce any of the provisions of this Agreement by or through an attorney at law, the prevailing party, as determined by the court, arbitrator or other tribunal, shall be entitled to a judgment against the other party for all reasonable costs of such enforcement including without limitation, reasonable attorneys' fees and paralegal fees incurred in such enforcement, whether incurred before trial, at trial, or at any appellate level, or in any mediation or arbitration proceeding.

         .18 Authority of Signatures. It is hereby acknowledged and agreed that the party or parties executing this Agreement have been empowered and directed to do so and have the requisite authority to execute this Agreement and thereby bind such party to the obligations contained herein.

               .19 Non-Waiver. Any failure to enforce, at any time, any of the provisions of this Agreement shall not constitute a waiver of such provisions nor of the party's right to enforce such provisions.

 .  LIST OF SCHEDULES
The Schedules attached to this Agreement are incorporated herein by reference and for all intents and purposes shall be deemed a part of this Agreement as if fully set forth in the body hereof. The following is a list of such Schedules:

Schedule A - SERVICES TO BE PROVIDED BY VENDOR
Schedule B - MAIN STREET'S SOFTWARE
Schedule C - FEE SCHEDULE

               IN WITNESS WHEREOF, the parties hereto have executed this Outsourcing Agreement in manner and form sufficient to bind them on the day and year first written above:

BUTTNER HAMMOCK RANES  AND COMPANY, P.A.

1390 MAIN STREET SERVICES, INC.
SIGNATURE                                   TITLE                     DATE


/s/ Edward W. Buttner IV
Edward W. Buttner IV           Chief Accounting Officer           April 25, 1998

/s/ Walter E. Riehemann
Walter E. Riehemann       Senior Vice President                   April 25, 1998

1

                                                     SCHEDULE A
                                                      SERVICES

BHR shall provide the following services:

The services listed in sections A, B & C below are the fixed monthly fee services. The fees for these services ($97,000 a month) and the major assumptions used to determine the fees are described in Schedule C.

Monthly Accounting Services. BHR shall perform the specific duties described below, at the direction of Main Street or Phoenix.

     Deposit and account for all cash receipts.

     Monitor cash balances in all bank accounts and prepare cash transfers when necessary.

     Prepare and maintain cash flow projections for all entities to facilitate proper cash control.

     Prepare invoices for all amounts due Company and monitor collection and aging of receivables.

     Maintain accounts payable detail.

     Review and approve all vendor invoices for payment and prepare vendor checks. Subject to the availability of sufficient cash, net of adequate reserve cash balances, sign and mail checks when required in order to obtain any vendor discounts.

     Prepare payroll for the Company for those former employees continuing to receive severance benefits.

     Maintain all fixed asset schedules and account for all additions and disposals.

     Maintain monthly general ledgers for six entities including:

         recording of all cash receipts; recording of all cash disbursements; recording of all investment activity; recording of the fixed asset transactions; reconcile all bank accounts; reconcile investment accounts;
         verify the accurate and timely payment of payroll taxes;


         reconcile all remaining general ledger balance sheet accounts monthly to verify account balances; and review all income statement accounts for reasonableness of balances.

    Prepare distribution payments to shareholders after approval by the Board of Directors of the Insurance Company.

    Prepare monthly financial statements on a GAAP and statutory basis.

    Prepare GAAP to statutory conversions of the accounting data needed for certified audits.

    Prepare budgets for the Company entities remaining after the Zenith transaction.

Prepare quarterly reports of actual vs. budgeted results for review by the Board of Directors.

    Prepare explanations of significant budget variances.

    Record  all  investment   transactions  and  maintain  Schedule  D  for  all
companies.

    Perform such other duties customarily performed by a chief financial officer and a corporate accounting staff.


Financial Reporting Services. BHR shall perform the specific services described below, at the direction of Main Street or Phoenix.

     Prepare and file the annual Form 10-K.

     Prepare and file the quarterly Form 10-Q's.

     Prepare and file the Statutory Annual Statements.

     Prepare and file the Statutory Quarterly Statements.


Tax Services. BHR shall perform the specific services described below, at the direction of Main Street or Phoenix.

     Prepare and file all local, state and federal tax returns for Company, including, but not limited to, income, property, franchise, sales and intangible taxes.

     Prepare tax information necessary for the preparation of the financial statements. This includes all schedules necessary for the annual audit.

     Perform quarterly tax calculations and determine the allocation of the tax liabilities among the entities.


The services listed in sections D, E & F below will be billed to the Company on an hourly rate basis. The rates for these services are described in Schedule C.

Accounting and Consulting Services. The accounting and consulting services listed below will be billed to the Company on an hourly rate basis. The rates for these services are described in Schedule C.

     Preparation and defense of the Proposed Business Balance Sheet and the determination of the Final Business Balance Sheet (as such terms are defined in the Asset Purchase Agreement) in accordance with the terms of the Asset Purchase.

     Closing of the March 1998 books and records and preparation of the March 31, 1998 Form 10-Q and March 31, 1998 statutory quarterly statements.

     Conversion of the Conning data into the new Schedule D program.

     Attendance at Board of Director and Audit Committee Meetings.

     Consulting on the sale of the licenses or the shell companies.

     Consulting on other miscellaneous transactions, including sales of other assets.

     Meeting with attorneys or management and providing litigation support to the attorneys to defend known and future litigations.

     Meeting with the attorneys or management regarding other matters.

     Cleaning up the shell companies to prepare them for sale.

     Coordination and assistance to the Company's independent auditors in connection with the year end audits of the Company.

     Assisting the in-house attorney in liquidating and consolidating the number of RISCORP entities to the six assumed in the monthly fee estimate.

     Perform the liquidation accounting for the liquidated entities.

     Complete the imaging project, including training and transmission of data to other users of the imaged data.

     Respond to all regulatory correspondence.

     Maintain document depository of accounting records for litigation and tax purposes.

     Maintain general ledgers for all entities greater than the six entities included under Schedule A (A).


Tax Services. The tax services listed below will be billed to the Company on an hourly rate basis. The rates for these services are described in Schedule C.

     Defend Company in any audits related to its tax returns, including gathering information and responding to questions.

     To the extent necessary, prepare tax provisions and returns for Third Coast Insurance Company, Governmental Risk Trust National Alliance for Risk Management Association and the North Carolina Commerce Fund.

     Prepare and file information returns on Forms 1099 and provide backup withholding notices on Forms B.

               Preparing responses to notices from various State Departments of Revenue (DOR), currently approximately 10 hours a month are spent responding to notices.

     Assistance with any DOR examinations.

     Review Forms 1099 for 1998 and B notices during 1990 and 2000.

     Responding to request from RISCORP personnel on tax planning matters.

     Prepare all premium tax returns for the Insurance Companies.

The budget assumes that RISCORP will retain Debbie Ford in 1998 and 1999 to prepare the 1998 Form 1099. If BHR prepares the 1099's, the time will be billed on an hourly rate basis.

General Administration. Perform the following functions outlined below, at the direction of Main Street or Phoenix.

     Makesuch reports pertaining to matters of concern or general interest with respect to the Company as Main Street, the Company's Board of Directors or Phoenix, may reasonably request and provide such administrative assistance and staff support to the Company Board of Directors and its committees as may be reasonably necessary for the Directors to carry out their duties and responsibilities to the Company.

     Provide to the certified public accountants selected by the Company Board of Directors such reports and information as may reasonably be necessary to enable such accountants to express their professional opinion as to the financial condition of Company.

     Uponrequest of the Company Board of Directors, represent Company at examinations, hearings, meetings and administrative inquiries involving the financial interests of Company, and before the SEC or any insurance department or any other agency of a state in which Company does business.

     Uponreasonable request, provide to the actuaries employed by the Company such reports and information as may reasonably be necessary for such actuaries to express their professional opinion as to the financial status of Company.

     Provide to the Company Board of Directors financial information and reports regarding Company, assist in overseeing the fiscal policies and financial matters of Company, provide administrative support for the fiscal operation and management of Company, including preparation, accumulation and maintenance of the records of Company in accordance with statutes or regulations promulgated by the SEC, the Internal Revenue Service or any insurance department or governing authority.


Notwithstanding any foregoing to the contrary, Vendor shall not take direction directly from the Company Board of Directors, but shall act solely at the direction of Main Street or its designated contractor.


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                                                SCHEDULE B
                                          MAIN STREET'S SOFTWARE


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                                                SCHEDULE C
                                               FEE SCHEDULE


Fees Related to Fixed Fee Monthly Services

The monthly fees for the services specified in Schedule A, assuming an April 1, 1998 or May 1, 1998 closing date, are estimated to be $97,000 per month for the remainder of 1998, $73,000 per month for 1999 and $80,500 per month for 2000 (a 10% increase over 1999). The monthly fees are higher for 1998 because there is less than a full year (assuming a 4-1-98 or 5-1-98 closing date) to collect the estimated fees for the regulatory reporting (Form10-K, June and September Form 10-Q's, statutory quarterly and annual filings, etc...) and the 1998 tax services.

In addition to the monthly fees described above for the monthly accounting services, the fees to prepare the 1997 tax returns (due in September 1998) are estimated to be $65,000. This amount relates to 1997 and, therefore, is not included in the 1998 monthly fee described above and will be billed to RISCORP in September 1998 as a separate item.

               Payment of the monthly accounting and tax fees is due on the first of the month beginning April 1, 1998 (assuming an April 1, 1998 closing date). The monthly fees for 1998, 1999 and 2000 are as follows:

                                            1998     --       97,000
                                            1999     --       73,000
                                            2000     --       80,500

In addition, the 1997 tax return preparation fees of $65,000 discussed above will be due September 1, 1998.

Assumptions Used to Prepare Fixed Fee Monthly Service Estimates

The following major assumptions were used to prepare this fee estimate and the services that will be provided:

      After the sale to Zenith, RISCORP will begin a consolidation of the number of active companies from 15 to 6 active companies. The six active surviving companies are expected to be RISCORP of Florida, RIC, RPC, RNIC, 1390 Main Street, and RISCORP, Inc. It is anticipated the consolidation will be completed before December 31, 1998. If this consolidation of companies does not occur, then BHR reserves the right to revise the fee. The revised fee will be submitted to RISCORP or its designee for approval.

      RISCORP will retain Debbie Ford as an employee of the tax department on a full time basis until final liquidation of RISCORP occurs or until her duties are complete. If Debbie Ford is not retained and no arrangement is made with Zenith to utilize Debbie Ford or some other Zenith employee on a contract basis, then BHR reserves the right to revise the fee relating to the preparation of the Form 1099's for 1998. The revised fee will be submitted to RISCORP or its designee for approval.

      The final liquidation of RISCORP will occur within 36 months of the sale to Zenith.

If these assumptions are incorrect, BHR reserves the right to request a modification of the fee for the fixed fee monthly services.

Hourly Rate Services

The hourly rates listed below will be charged for the consulting and tax services performed on behalf of RISCORP for services that are not related to the monthly accounting and tax services. The rates shown below will be charged for 1998 and 1999, hourly charges for 2000 will be based on the 1998 and 1999 rates increased by 10%. Services that will be performed on an hourly rate basis are described in more detail in Schedule A.

Accounting and Consulting Rates:

         Buttner           -        Partner                            $ 235
         Hammock           -        Partner                            $ 185
         Cosentino/Vance   -        Senior Manager                     $ 130
         Sicilian/Lightbody         -       Manager                    $ 100
         Senior Accountants                                           $   80
         Staff Accountants                                             $   60
         Paraprofessionals                                             $   45
         Clerical                                                      $   25

Tax Rates:

         Gray                       -       Partner                     $ 175
         Buss                       -       Senior                    $   80
         Staff Accountants                                             $   60

For the years 2001 and beyond, the monthly accounting and tax fees will be negotiated based on the level of services that are necessary for the year 2001 and our current rates at that time; however, our fees for the year 2001 will not be greater than those for year 2000 unless RISCORP resumed significant operations.

Out-of-pocket expenses will be billed to RISCORP as incurred. Reimbursed expenses will include travel, computer software (specific to the RISCORP engagement), expenses related to document storage, overnight delivery charges, computer line charges and long distance charges (specific to the RISCORP engagement), any increase in BHR's insurance costs incurred as a result of the increased limits of coverage specified in this contract, and other expenses specifically incurred for the benefit of RISCORP. All normal overhead expenses are included in the fee estimate and will not be separately billed.

Services to Close the March 31, 1998 Books and Records, Preparation of the Closing Business Balance Sheet and Preparation of the March 31, 1998 Form 10-Q and Quarterly Statutory Reports

We have assumed that Zenith personnel will complete the majority of the accounting and financial statement preparation for the period ended March 31, 1998 under the supervision of BHR. We have also assumed that Zenith personnel will prepare the audit schedules for KPMG necessary to support the Closing Business Balance Sheet under the direct supervision of BHR. Any reviews performed by BHR, either in the supervision or the direct preparation of such financial statements or schedules, will be billed to RISCORP on an hourly basis under our existing engagement letter.

Consulting Services Between the Closing Date and the Completion of the Mediation Process (Estimated to be 135 days)

After the closing date of the Zenith transaction, BHR will be required to maintain an actual presence in Sarasota to work with KPMG and Zenith personnel to complete the audit of the Transferred Assets and Liabilities and to consult with RISCORP management on issues relating to the Zenith transaction. We will continue to provide such services under our existing engagement letter, as amended for 1998 rate increases.

Payment for all services and expenses performed on behalf of the Company in connection with the Transferred Asset and Liability balance sheet will be billed to the Company on a weekly basis with payment due three business days after rendering an acceptable billing to the Company.

Non-Refundable Retainer

RISCORP will pay to BHR a non-refundable retainer of $500,000, which shall be applied by BHR against fees due to BHR during the last six months of the term of this agreement. This non-refundable retainer will be paid in three payments of $166,667 per month beginning October 15, 1998.


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